                                                                    EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements of Mace Security International, Inc. on Form S-8 (Registration No. 333-31757) filed on July 22, 1997; Form S-3 (Registration No. 333-87981) filed on September 28, 1999, amended on December 23, 1999; Form S-4 (Registration No. 333-89717) filed on October 26, 1999, amended on December 21, 1999; Form S-8 (Registration No. 333-93311) filed December 21, 1999 of our report dated April 2, 1999 on the consolidated financial statements (before restatement) of Mace Security International, Inc. (the "Company"), included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.



                                    /s/ URBACH KAHN & WERLIN PC

Albany, New York
March 24, 2000